UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ACE Limited

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL GENERAL MEETING

April 14, 2004

Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

The Annual General Meeting of ACE Limited (the “Company”) will be held on Thursday, May 27, 2004, at 8:00 a.m. at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

1.	To elect five directors to hold office until 2007;

2.	To vote on and approve the ACE Limited 2004 Long-Term Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004; and

4.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 8, 2004, are entitled to notice of, and to vote at, the Annual General Meeting.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Brian Duperreault

Chairman and Chief Executive Officer

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

April 14, 2004

PROXY STATEMENT

The Board of Directors of ACE Limited (the “Company”) is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 8:00 a.m. on Thursday, May 27, 2004, at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the “Notice of Annual General Meeting” attached hereto.

Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Only holders of Ordinary Shares of record as of the close of business on April 8, 2004 will be entitled to vote at the meeting. As of the close of business on April 8, 2004, there were outstanding 282,963,466 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company’s Amended and Restated Articles of Association (the “Articles”)).

The election of each nominee for director, the approval of the ACE Limited 2004 Long-Term Incentive Plan and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting) at the meeting. The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of the proposals to elect directors or to ratify the appointment of the Company’s independent accountants.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 accompanies this Proxy Statement.

This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 19, 2004.

The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

ELECTION OF DIRECTORS

(Item A on Proxy Card)

The Company’s Articles provide that the Company’s Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company’s Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

Following recommendation from the Nominating & Governance Committee, the Company’s Board of Directors has nominated Brian Duperreault, Robert Hernandez, Peter Menikoff, Robert Ripp and Dermot Smurfit for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2007 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2007

Brian Duperreault, age 56, has been a director of the Company since October 1994. Mr. Duperreault has served as Chairman and Chief Executive Officer of the Company since November 1999 and as Chairman, President and Chief Executive Officer of the Company from October 1994 through November 1999. The Company has announced that Mr. Duperreault will relinquish the office of Chief Executive Officer of the Company on May 27, 2004, the date of the Annual General Meeting, remaining as Chairman of the Company. Prior to joining the Company, Mr. Duperreault had been employed with American International Group (“AIG”) since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, including as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc. (“AIU”), a subsidiary of AIG, from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph’s University, a member of the Board of Trustees of The Peter J. Tobin College of Business, School of Risk Management, Insurance and Actuarial Science, St. John’s University, a director of the Bank of N.T. Butterfield & Son, Ltd. and a director of Tyco International Ltd.

Robert M. Hernandez, age 59, has been a director of the Company since September 1985. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. (metals). Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (“USX”) (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Vice Chairman, Board of Trustees of the BlackRock Funds and a Director of the Eastman Chemical Company.

Peter Menikoff, age 63, has been a director of the Company since January 1986. Mr. Menikoff is currently a private investor and most recently he was the interim chief financial officer of Vlasic Foods International Inc. from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Previously, Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) since June 1995. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

Robert Ripp, age 62, has been a director of the Company since December 1991. Mr. Ripp is Chairman of the Board and a director of Lightpath Technologies (fiber optics components manufacturing), a Nasdaq listed company. Mr. Ripp also serves as a director of PPG Industries, Inc. (glass and coating manufacturer) and Safeguard Scientifics, Inc. (information technology and life science solution provider), both of which are NYSE listed companies. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1998, as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993.

Dermot F. Smurfit, age 59, has been a director of the Company since August 1997. Mr. Smurfit is currently chairman of Smurfit Europe (paper, paperboard and packaging). He was Joint Deputy Chairman of Jefferson Smurfit Group plc (“Jefferson Smurfit”) from January 1984 until January 2003, Chairman and Chief Executive of Jefferson Smurfit’s continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is a member of the Board of Confederation of European Paper Industries, Chairman of the World Containerboard Organisation and a Director of Eurolink Motorway Operations Ltd.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2005

Dominic J. Frederico, age 51, has been a director of the Company since 2001. He has served as Vice Chairman of the Company since June 2003. In addition, Mr. Frederico has been President, Chief Executive Officer and Deputy Chairman of Assured Guaranty Ltd. (“Assured Guaranty”), of which the Company is the current owner. The Company is in the process of offering common shares of Assured Guaranty for sale pursuant to an initial public offering. Upon completion of that initial public offering, Mr. Frederico will resign his position as Vice Chairman of ACE and be employed by Assured Guaranty, although he will remain a director of ACE. From 1999 to 2003 Mr. Frederico served as President and Chief Operating Officer of ACE Limited and Chairman of ACE INA Holdings, Inc. (“ACE INA”). Mr. Frederico has also served as Chairman, President and Chief Executive Officer of ACE INA from May 1999 through November 1999. Mr. Frederico previously served as President of ACE Bermuda Insurance Ltd. from July 1997 to May 1999, Executive Vice President, Underwriting from December 1996 to July 1997, and as Executive Vice President, Financial Lines from January 1995 to December 1996. Mr. Frederico served in various capacities at AIG in Europe and the U.S. from 1982 to January 1995, most recently as Senior Vice President and Chief Financial Officer of an AIG subsidiary, with multi-regional general management responsibilities.

Evan G. Greenberg, age 49, has been a director of the Company since 2002. Mr. Greenberg has served as President and Chief Operating Officer of the Company since June 2003. The Company has announced that Mr. Greenberg will become President and Chief Executive Officer of the Company on May 27, 2004, the date of the Annual General Meeting. Mr. Greenberg joined ACE as Vice Chairman, ACE Limited, and Chief Executive Officer of ACE Tempest Reinsurance Company Limited (“ACE Tempest Re”) in November 2001. In April 2002,

Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG including Chief Executive Officer of AIG’s Far East operations based in Japan and President and Chief Executive Officer of AIG’s Overseas General insurance operations.

Donald Kramer, age 66, has been a director and Vice Chairman of the Company since July 1996 following the acquisition of ACE Tempest Re, and was President of ACE Tempest Re from July 1996 until 1999. Since December 2003, Mr. Kramer has been the non-executive Chairman of the Board of Assured Guaranty Ltd., of which ACE is the current owner. ACE is in the process of offering common shares of Assured Guaranty Ltd. for sale pursuant to an initial public offering. Upon completion of that initial public offering, Mr. Kramer will resign his position as Vice Chairman and director of ACE, although he will remain employed by ACE. Mr. Kramer served as Chairman or Co-Chairman of the Board of ACE Tempest Re from its formation in September 1993 until July 1996. Prior to the formation of ACE Tempest Re, Mr. Kramer was President of Kramer Capital Corporation (venture capital investments) and Chairman of the Board of NAC Re Corporation (reinsurance). Mr. Kramer is a director of National Benefit Life Insurance Company of New York, a wholly owned. subsidiary of Citigroup, a member of the Board of Trustees of the Brooklyn College Foundation and chairman of the National Dance Foundation of Bermuda.

John A. Krol, age 67, has been a director of the Company since August 2001. Mr. Krol retired as Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company (chemicals, fibers, petroleum, life sciences and diversified business) in 1998. Mr. Krol is a member of the board of directors of the MeadWestvaco Corporation, Milliken & Company and Tyco International, the advisory boards of Teijin Limited and the Bechtel Corporation and the Board of Trustees of the University of Delaware and serves as trustee emeritus for Tufts University.

Walter A. Scott, age 66, has been a director of the Company since September 1989. Mr. Scott also currently serves as Chairman and Chief Executive Officer of Green Mountain Beverage, a Vermont-based hard cider company. Mr. Scott served as a consultant to the Company from October 1994 until September 1996. Mr. Scott served as Chairman, President and Chief Executive Officer of the Company from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a trustee of Lafayette College. Mr. Scott has agreed to join the board of Assured Guaranty upon completion of the initial public offering of Assured Guaranty shares.

Directors Whose Terms Expire in 2006

Michael G. Atieh, age 50, has been a director of the Company since September 1991. Mr. Atieh served as Group President of Dendrite International, Inc. (technology and services) from January 2002 to February 2004, Senior Vice President and Chief Financial Officer of Dendrite International, Inc. from October 2000 to December 2001, as Vice President, U.S. Human Health, a division of Merck & Co., Inc. (“Merck”) (pharmaceuticals) from January 1999 to September 2000, as Senior Vice President—Sales of Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly-owned subsidiary of Merck from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993. Mr. Atieh also serves on the Board of Directors of OSI Pharmaceuticals, Inc. and chairs the audit committee of that company.

Bruce L. Crockett, age 60, has been a director of the Company since May 1995. Mr. Crockett is chairman of Crockett Technologies Associates (consulting) and a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation (“COMSAT”) (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. Mr. Crockett was an employee of COMSAT since 1980 and held various operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is a director or trustee of the AIM Mutual Funds Boards, and is Chairman of the Board of Captaris, Inc. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester.

Thomas J. Neff, age 66, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. (executive search consulting) since 1976 serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as chairman of Spencer Stuart, U.S. Mr. Neff is a director of Exult, Inc. where he serves as the Chairman of the Compensation Committee. He is a director of various mutual funds managed by Lord, Abbett & Co. Mr. Neff is a member of the Board of Trustees of Lafayette College.

Robert W. Staley, age 69, has been a director of the Company since January 1986. Mr. Staley retired March 1, 2000 as an officer and director of Emerson Electric Co. (“Emerson”) (electric equipment) where he had been employed since 1975, serving as Vice Chairman since November 1988. Mr. Staley continues to serve Emerson as a Senior Advisor. Mr. Staley is also a trustee emeritus of Cornell University and is the chairman of the Board of Trustees of Ranken Technical College.

Gary M. Stuart, age 63, has been a director of the Company since March 1988. Mr. Stuart served as Chief Financial Officer of Optimum Logistics Inc. (logistics services) from August 2000 through August 2001. From 1981 until November 1999, Mr. Stuart was an employee of Union Pacific Corporation (transportation), serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1999. Mr. Stuart was on the adjunct faculty of the School of Business at Fairfield University from January through May 2000 and is a member of its Advisory Council.

There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Director Independence

The Board has determined that the following directors are independent under the revised listing standards of the New York Stock Exchange: Michael G. Atieh, Bruce L. Crockett, Robert M. Hernandez, John A. Krol, Peter Menikoff, Thomas J. Neff, Robert Ripp, Walter A. Scott, Dermot F. Smurfit, Robert W. Staley and Gary Stuart. These independent directors constitute a majority of the Company’s Board of Directors. In making its determination of independence, the Board applied its categorical standards for director independence and determined that no other material relationships existed between the Company and these directors. A copy of the Company’s categorical standards for director independence is attached as Exhibit A to this proxy statement and is also available by accessing the Company’s website at www.acelimited.com, then clicking on “Investor Information,” followed by “Corporate Governance” and the relevant button under the Corporate Governance listing.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2003, there were six meetings of the Board of Directors. All directors in office during 2003 attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held during the year ended December 31, 2003.

The Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Executive Committee and the Finance and Investment Committee.

The Board of Directors has adopted a written charter for each of the foregoing committees. In addition, the Company has adopted corporate governance guidelines covering issues such as executive sessions of the Board of Directors, director qualification standards, including independence, director responsibilities and board self-evaluations. The full text of each charter and the corporate governance guidelines, as well as the Company’s code of conduct, are available on the Company’s website located at www.acelimited.com. The committee charters, the corporate governance guidelines and the code of conduct can be viewed and printed by accessing the website, then clicking on “Investor Information,” followed by “Corporate Governance” and the relevant button under the

Corporate Governance listing. In addition, you may request copies of the committee charters, the corporate governance guidelines, the code of conduct and categorical standards for director independence by contacting our investor relations department by:

Telephone	—	(441) 299-9283;
Facsimile	—	(441) 292-8675; or
e-mail	—	investorrelations@ace.bm

A copy of the Audit Committee charter is attached as Exhibit B to this proxy statement.

In addition to regular board meetings, the independent directors meet at regular executive sessions of the board, at which no members of management are present. Pursuant to the Company’s Corporate Governance Guidelines, Robert Hernandez, as the Chairman of the Nominating & Governance Committee, is the presiding director for these executive sessions.

Audit Committee

The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by NYSE listing standards. The Audit Committee provides oversight of the integrity of the Company’s financial statements and financial reporting process, the Company’s compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the independent accountants. The Audit Committee is comprised of Robert W. Staley (Chairman), Michael G. Atieh, Peter Menikoff, Robert Ripp and Gary M. Stuart. The Board has determined that each member of the Audit Committee is an audit committee financial expert (as that term is defined under 401(h) of Regulation S-K) and that each member satisfies the financial literacy requirements of the NYSE. The Audit Committee held eight meetings during the year ended December 31, 2003, in addition to four telephonic conferences.

Compensation Committee

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Robert M. Hernandez, John A. Krol, Thomas J. Neff and Dermot F. Smurfit. The Compensation Committee held five meetings during the year ended December 31, 2003.

Nominating & Governance Committee

The Nominating & Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating & Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating & Governance Committee assists the Board and the Board committees in their self-evaluations. The Nominating & Governance Committee is comprised of Robert M. Hernandez (Chairman), Bruce L. Crockett, John A. Krol, Thomas J. Neff and Dermot F. Smurfit. The Nominating & Governance Committee held three meetings during the year ended December 31, 2003. Prior to the establishment of the Nominating & Governance Committee as a committee of independent directors, many of its functions were performed by the Executive Committee and in such capacity the Executive Committee met one time during the year ended December 31, 2003.

Executive Committee

Except as expressly limited by applicable law, by the Company’s Memorandum of Association or Articles or by the Board of Directors and except for matters expressly reserved for another committee of the Board of

Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board. The Executive Committee is comprised of Brian Duperreault (Chairman), Bruce L. Crockett, Dominic Frederico, Evan G. Greenberg, Robert M. Hernandez, Peter Menikoff and Robert W. Staley. Except for the one meeting noted above under Nominating & Governance Committee, the Executive Committee did not meet during the year ended December 31, 2003.

Finance and Investment Committee

The Finance and Investment Committee of the Board of Directors oversees management’s investment of the Company’s investible assets. The Finance and Investment Committee also oversees, and makes recommendations to the Board with respect to, the Company’s capital structure and financial arrangements in support of the Company’s annual financial plan. Overall investment guidelines are approved by the Finance and Investment Committee to ensure that appropriate levels of portfolio liquidity, credit quality, diversification, and volatility are maintained. The Finance and Investment Committee is comprised of Peter Menikoff (Chairman), Dominic J. Frederico, Evan G. Greenberg, Donald Kramer, Robert Ripp, Walter A. Scott and Gary M. Stuart. The Finance and Investment Committee held four meetings during the year ended December 31, 2003.

Nomination of Directors

The Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee includes a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Company’s corporate governance guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that well serve the Company’s governance and strategic needs. Board candidates will be considered on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as a global business perspective and commitment to good corporate citizenship. Directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors shall possess the highest personal and professional integrity and commitment to ethical and moral values. Directors must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. The Company does not generally retain third party consultants to assist in identifying and evaluating potential nominees, although it reserves the right to do so. Thomas Neff, who serves on the Nominating & Corporate Governance Committee of the Company, is the chairman of Spencer Stuart, U.S., an executive search consulting firm. The Company has drawn upon Mr. Neff’s expertise and resources with respect to identifying and evaluating prospective nominees for directors, but has not made any payments with respect to such advice, other than director’s fees to Mr. Neff. The Nominating & Governance Committee will consider a shareholder’s recommendation for director, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by directors, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be mailed to: Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. If a stockholder desires to nominate a person for election as director at a stockholders meeting, that person must comply with Article 40 of the Company’s Articles, which requires notice no later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2005 Annual General Meeting, such written notice must be received on or prior to March 28, 2005. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	the stockholder’s name as it appears in the Company’s books;

•	a representation that the stockholder is a record holder of the Company’s shares and intends to appear in person or by proxy at the meeting to present such proposal;

•	the class and number of shares beneficially owned by the stockholder;

•	the name and address of any person to be nominated;

•	a description of all arrangements or understanding between the stockholder and each nominee and any other person or persons (naming such person or persons pursuant to which the nomination or nominations are to be made by the stockholder);

•	such other information regarding such nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Commission’s proxy regulations; and

•	the consent of each nominee to serve as a director of the Company, if so elected.

Procedures for Contacting the Board

The Board provides a process for stockholders to send communications to the Board. Stockholders wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmnaudit@ace.bm. Stockholders wanting to contact the Board, including Robert Hernandez, who, as Chairman of the Nominating & Governance Committee, is the presiding director for executive sessions of the Board of Directors, as to other matters may send an e-mail to corpsecy@ace.bm. The Corporate Secretary has access to this e-mail address. Alternatively, stockholders may send written communications to the Board c/o Corporate Secretary, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, although mail to Bermuda is not as prompt as e-mail. The Corporate Secretary will forward all communications to the Board so received to the Chairman of the Nominating & Governance Committee.

Attendance by Members of the Board of Directors at the Annual Meeting of Shareholders

While the Company does not have a formal policy regarding Board member attendance at annual meetings of shareholders, the Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. In practice, the Company schedules a regular Board of Directors meeting on the same day as its annual meeting of shareholders, which facilitates director attendance at the shareholders meeting. All but one director attended the annual general meeting of shareholders held on May 15, 2003.

Director Compensation

Non-management directors of the Company were compensated in 2003 pursuant to the Company’s 1995 Outside Directors Plan (the “1995 Plan”), under which they were awarded an annual “retainer award” in the form of Ordinary Shares having a fair market value of $35,000. The 1995 Plan provided that directors appointed to the Board in the middle of the year would receive a pro rata portion of the annual retainer award. Retainer awards under the 1995 Plan were made as of the date of the Company’s annual general meeting or the date of a director’s appointment to the Board, if at a time other than the annual general meeting. The fair market value of the Ordinary Shares was determined as of the award date. The value of any fractional share was generally distributed in cash. Directors vest in the retainer award shares as of the day immediately preceding the next annual general meeting. All retainer award shares become fully vested upon a “change in control” of the Company (as defined in the 1995 Plan), or if the director ceases service as a director because of death or disability. If a director ceases service as a director for any other reason, all unvested retainer award shares are forfeited.

In addition, under the 1995 Plan, each director who served as the chairman of any committee of the Board during any plan year quarter was awarded a “committee chairman award” equal to the number of Ordinary Shares having a fair market value, determined as of such date, of $1,250 per quarter. All shares awarded as a committee chairman award were fully vested at the time of award. In addition, a director could elect to receive his committee chairman award in cash.

Pursuant to the 1995 Plan, directors were also paid $3,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. A director could elect to receive meeting fees in the form of fully vested Ordinary Shares. Directors were also reimbursed for their reasonable expenses in connection with Board service. In addition, under the 1995 Outside Directors Plan, outside directors received an award of 4,000 ten-year options for each plan year, with an exercise price equal to the market price on the date of grant. One-third of the options vest on the date immediately prior to each of the next three annual general meetings.

Under the 1995 Plan, directors could elect to defer the receipt of Ordinary Shares or cash otherwise payable.

The structure of non-management director compensation will change commencing with the 2004 annual general meeting. Assuming that the ACE Limited 2004 Long-Term Incentive Plan is approved at the annual general meeting, director compensation will be paid pursuant to that plan rather than the 1995 Plan. Commencing with the 2004 annual general meeting, non-management directors will receive $150,000 per year for their service as directors. The Company will pay 60% of this fee in the form of restricted stock units having a fair market value, based on the value of the Company’s Ordinary Shares, of $90,000. These stock units will be awarded at the annual general meeting and will vest at the next annual general meeting. The remaining $60,000 of the annual fee to directors will be paid in cash quarterly, following the general meeting. Committee chairmen will receive committee chair retainers as follows: Audit—$20,000; Compensation—$10,000; and other—$5,000. The presiding director will receive a retainer of $15,000, which is in addition to any retainer received as a committee chairman. All members of the Audit Committee, other than the chairman, will receive a premium of $10,000 per year and all members of the Compensation Committee, other than the chairman, $5,000 per year. Directors will no longer be paid fees for attending regular Board or committee meetings, but in extraordinary circumstances requiring many meetings, may be paid an additional $2,000 fee for each special Board meeting attended, at the discretion of the Chairman of the Board. The premiums for committee chairmanships, presiding director, Audit or Compensation Committee service and special Board meeting fees will be paid quarterly in cash. Directors may elect to receive all of their compensation (other than for special meetings) in the form of stock units issued on an annual basis. Ordinary Shares will be issued for stock units six months after a director’s termination from the Board. Until such Ordinary Shares are issued, the stock units awarded to directors may not be sold or transferred. When the Company pays dividends on its stock, it will issue stock units to directors equivalent in value to the dividend payments that they would have received if they held stock rather than stock units.

Certain Business Relationships

Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

In March 1999, the Company made a $250,000 housing loan to Dominic J. Frederico. In January 2001, the Company loaned Mr. Frederico an additional $350,000. The loans bear interest at 4.83% and 5.61%,

respectively, being the “Applicable Federal Rate” as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date of each loan. On each of March 23, 2000 and March 23, 2001, $50,000, plus interest, of the original loan was forgiven. In addition, an aggregate of $100,000, plus interest, of the loans was forgiven in the first quarter of 2002 and an aggregate of $150,000, plus interest, of the loans was forgiven in each of the first quarter of 2003 and the first quarter of 2004. These loans become immediately due if Mr. Frederico resigns from the Company voluntarily or if the Company terminates him for cause. However, upon the completion of the Assured Guaranty initial public offering, the balance of these loans will be forgiven.

Putnam Investments, Inc. (“Putnam”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), has two investment adviser subsidiaries serving the Putnam family of mutual funds and Putnam’s institutional clients. According to Schedules 13G/A filed by Putnam, Putnam is deemed to have beneficially held 6.2% of the Company’s outstanding Ordinary Shares as of December 31, 2002 and 4.8% of the Company’s outstanding Ordinary Shares as of December 31, 2003. Marsh & McLennan and its affiliates are leading global insurance and reinsurance brokers that transact insurance business with all of the Company’s business segments. As a result, the Company and its subsidiaries pay to affiliates of Marsh & McLennan normal and customary commissions for brokerage activities performed in connection with these transactions. For the 2003 fiscal year, approximately 13.56% of the Company’s gross written premiums, representing $14,636,917, were placed by Marsh & McLennan affiliates. Mercer Human Resources Consulting (“Mercer”), an employee benefits consulting firm and a wholly-owned subsidiary of Marsh & McLennan, serves as a compensation consultant to the Company and is one of the advisers to the Compensation Committee of the Company’s Board of Directors. Mercer Delta Organizational Consulting (“Mercer Delta”) also provided the Company advice on strategic, organizational issues. The Company and its subsidiaries paid Mercer and Mercer Delta approximately $1,970,000 in fiscal 2003. Evan Greenberg, the President and Chief Operating Officer of the Company, who will become the Chief Executive Officer of the Company, is the brother of Jeffrey Greenberg, the Chairman of the Board and Chief Executive Officer of Marsh & McLennan.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company believes that all directors and executive officers of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal 2003.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

The following table sets forth information, as of March 31, 2004, with respect to the beneficial ownership of Ordinary Shares by Brian Duperreault, the Company’s Chairman and Chief Executive Officer (the Company’s “CEO”), the Company’s other four most highly compensated executive officers for 2004 (the “Named Executive Officers”), each of the Company’s directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column “Ordinary Shares Beneficially Owned.” The Ordinary Shares listed for each director, the CEO and each Named Executive Officer constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares owned by all directors and executive officers as a group constitute approximately 2% of the outstanding Ordinary Shares.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Ordinary Shares Subject to Option (1)	Restricted Ordinary Shares (2)
Brian Duperreault (3)	583,609	1,258,332	207,500
Evan G. Greenberg	59,279	126,665	118,750
Dominic J. Frederico	187,621	565,833	64,500
Philip Bancroft	10,236	46,666	49,250
Donald Kramer	821,836	311,832	31,375
Michael G. Atieh (4)	22,658	9,999	1,015
Bruce L. Crockett (4)	13,463	9,999	1,015
Robert M. Hernandez (4)	47,805	9,999	1,015
John A. Krol	4,608	6,019	1,015
Peter Menikoff (3) (4)	31,022	9,999	1,015
Thomas J. Neff (4)	15,569	9,999	1,015
Robert Ripp (4)	19,407	9,999	1,015
Walter A. Scott (4)	379,786	189,999	1,015
Dermot F. Smurfit	8,944	9,999	1,015
Robert W. Staley	20,636	9,999	1,015
Gary M. Stuart (4)	13,226	9,999	1,015
All directors & executive officers as a group (18 individuals) (3) (5)	2,306,409	2,762,336	519,702

(1)	Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of March 31, 2004 pursuant to options.
(2)	The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under “Restricted Ordinary Shares.”
(3)	Messrs. Duperreault and Menikoff had shared power to vote and/or dispose of 100 and 10,800, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 10,900, in the aggregate, of the shares listed as owned by the directors and officers as a group.
(4)	The amounts included under “Ordinary Shares Beneficially Owned” and “Restricted Ordinary Shares” include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(5)	Includes the holdings of individuals who were directors or executive officers of the Company as of March 31, 2004.

Other Beneficial Owners

The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company’s outstanding Ordinary Shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
AXA Financial, Inc. (1)	17,188,789	6.1%
1290 Avenue of the Americas New York, New York 10104
FMR Corp. (2)	24,531,723	8.8%
82 Devonshire Street Boston, Massachusetts 02109
Franklin Resources, Inc. (3)	21,029,913	7.5%
One Franklin Parkway San Mateo, California 94403
Wellington Management Company, LLP (4)	39,070,780	14.0%
75 State Street Boston, Massachusetts 02109

(1)	As of December 31, 2003, based on a Schedule 13G filed by AXA Financial Inc. (“AXA”), a parent holding company, filing jointly on behalf of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA (collectively, the “AXA Group”). According to such Schedule 13G, as of December 31, 2003, AXA and its subsidiaries have sole power to dispose of 14,996,751 Ordinary Shares or 5.4% of the class. According to such Schedule 13G, as of December 31, 2003, the AXA Group has shared power to dispose of 2,192,038 Ordinary Shares and shared power to vote 5,468,413 Ordinary Shares.
(2)	As of December 31, 2003, based on a Schedule 13G/A filed by FMR Corp. (“FMR”), which is the parent holding company for Fidelity Management & Research Company. According to the Schedule 13G/A, as of December 31, 2003, FMR or its subsidiaries had the sole power to vote 3,129,684 Ordinary Shares and the sole power to dispose of 24,531,723 Ordinary Shares.
(3)	As of December 31, 2003, based on a Schedule 13G/A filed by Franklin Resources, Inc. (“FRI”). According to such Schedule 13G/A, FRI is a parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G), of investment advisors to the Franklin/Templeton Group of Funds (the “Adviser Subsidiaries”). According to the Schedule 13G/A, as of December 31, 2003, the Adviser Subsidiaries collectively have sole power to vote 20,743,561 Ordinary Shares and sole power to dispose of 21,029,913 Ordinary Shares.
(4)	As of December 31, 2003, based on a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington Management”). Wellington Management is a registered investment advisor under the Investment Advisers Act of 1940, as amended. As of December 31, 2003, Wellington Management, in its capacity as investment advisors, may be deemed to have shared power to dispose of 39,070,780 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. According to the Schedule 13G/A, Wellington Management has shared power to vote 21,944,880 Ordinary Shares.

EXECUTIVE COMPENSATION

The following table sets forth, in summary form, compensation earned by the Company’s CEO and by the Named Executive Officers of the Company for the periods presented.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation (1)	Restricted Stock Awards (2)		Securities Underlying Options/SARs (#)		All Other Compensation (3)
Brian Duperreault	2003	$1,030,000		$4,000,000		$638,751	$1,792,050	(4)(5)	185,000	(4)	$454,500
Chairman and Chief	2002	$992,500		$1,200,000		$407,310	$2,195,000	(4)(5)	220,000	(4)	$344,943
Executive Officer	2001	$925,008		$1,300,000		$284,980	$1,996,500	(4)(5)	462,000	(4)	$442,501
ACE Limited

Evan G. Greenberg	2003	$975,000		$2,000,000		$315,094	$1,516,350	(4)(5)	250,000	(4)	$386,250
President and Chief	2002	$822,684		$1,200,000		$248,596	$439,000	(4)(5)	40,000	(4)	$139,495
Operating Officer; Chief Executive Officer effective May 27, 2004	2001	$128,205		$500,000		—	$907,500	(5)	100,000		$1,282
ACE Limited

Dominic J. Frederico	2003	$975,000		$1,000,000	(6)	$483,906	$1,516,350	(4)(5)(7)	100,000	(4)(7)	$273,750
Vice Chairman	2002	$850,000		$600,000		$329,246	$1,317,000	(4)(5)(7)	232,500	(4)(7)	$245,795
ACE Limited; President and Chief Executive Officer Assured Guaranty Ltd.	2001	$800,427		$800,000		$180,398	$1,197,900	(4)(5)(7)	82,500	(4)(7)	$307,530

Philip Bancroft	2003	$630,000		$625,000		$271,228	$689,250	(4)(5)	50,000	(4)	$203,250
Chief Financial Officer	2002	$600,000		$600,000		$153,603	—		—		$95,228
ACE Limited	2001	$23,077		$600,000		—	$576,750	(5)	45,000		—

Donald Kramer	2003	$535,692		$406,000		$178,162	$482,475	(4)(5)	35,000	(4)	$152,534
Vice Chairman	2002	$535,692	(8)	$400,000		—	$482,900	(4)(5)	40,000	(4)	$135,673
ACE Limited; Chairman Assured Guaranty Ltd.	2001	$535,692	(8)	$400,000		—	$399,300	(4)(5)	38,500	(4)	$157,853

(1)	Other annual compensation for the year ended December 31, 2003 includes commuting and living expenses for Messrs. Duperreault, Greenberg, Frederico and Bancroft of $352,000, $234,000, $108,000 and $216,000, respectively; personal travel on the Company’s corporate aircraft for Messrs. Duperreault, Greenberg and Frederico of $146,417, $36,043 and $9,951, respectively, based on the Internal Revenue Service’s formula; and housing loan forgiveness of $187,338 for Mr. Frederico. Other annual compensation for the year ended December 31, 2002 includes commuting and living expenses for Messrs. Duperreault, Greenberg, Frederico and Bancroft of $246,503, $177,997, $134,000 and $126,000, respectively (effective September 1, 2002, the annual housing allowance for Mr. Duperreault, which is included in commuting and living expenses, increased from $144,000 per year to $300,000 per year); personal travel on the Company’s corporate aircraft for Messrs. Duperreault, Greenberg and Frederico of $101,609, $20,904 and $61,506, respectively, based on the Internal Revenue Service’s formula; and housing loan forgiveness of $120,938 for Mr. Frederico. Other annual compensation for the year ended December 31, 2001 includes commuting and living expenses for Messrs. Duperreault and Frederico of $194,000 and $76,781, respectively; personal travel on the Company’s corporate aircraft for Messrs. Duperreault and Frederico of $50,796 and $11,610, respectively, based on the Internal Revenue Service’s formula; and housing loan forgiveness of $59,660 for Mr. Frederico.
(2)	As of December 31, 2003, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Duperreault—130,000 ($5,384,600), Mr. Greenberg—75,000 ($3,106,500), Mr. Frederico—94,000 ($3,893,480), Mr. Bancroft—32,500 ($1,346,150) and Mr. Kramer—31,250 ($1,294,375). Such values were determined by multiplying the number of shares by $41.42 (the closing price of the Ordinary Shares on the NYSE on December 31, 2003).
(3)	All other compensation represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts. The amount for 2003 includes the Company’s discretionary matching contribution for 2003 which has been calculated and is expected to be paid in April 2004. The amounts for 2001 and 2002 includes the Company’s discretionary matching contribution for 2001 and 2002 which were paid in April 2002 and April 2003, respectively.

(4)	The Compensation Committee makes restricted stock and option awards at its February meeting which are intended as compensation for the prior year. Accordingly, the Compensation Committee intended awards made in February 2001 as compensation for 2000, awards made at its February 2002 meeting as compensation for 2001, awards made at its February 2003 meeting as compensation for 2002 and awards made at its February 2004 meeting as compensation for 2003. The February 2004 awards are reported in the subsequent tables entitled “2004 Restricted Stock Awards” and “2004 Option Grants.”
(5)	The value of the restricted shares awarded to the individuals during the year ended December 31, 2003 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 27, 2003, on which date the closing price for Ordinary Shares on the NYSE was $27.57. The value of the restricted shares awarded to the individuals during the year ended December 31, 2002 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 28, 2002, on which date the closing price for Ordinary Shares on the NYSE was $43.90. The value of the restricted shares awarded to the individuals during the year ended December 31, 2001 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. The restricted shares were awarded to Messrs. Duperreault, Frederico and Kramer on February 22, 2001, on which date the closing price for Ordinary Shares on the NYSE was $36.30. The restricted shares were awarded to Mr. Greenberg on November 15, 2001, on which date the closing price for Ordinary Shares on the NYSE was $36.40. The restricted shares were awarded to Mr. Bancroft on December 3, 2001, on which date the closing price for Ordinary Shares on the NYSE was $38.45. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

Name	Fiscal 2003	Fiscal 2002	Fiscal 2001
Brian Duperreault	65,000	50,000	55,000
Evan G. Greenberg	55,000	10,000	25,000
Dominic J. Frederico	55,000	30,000	33,000
Philip Bancroft	25,000	—	15,000
Donald Kramer	17,500	11,000	11,000

With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in 2003, 2002 and 2001, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.
(6)	In the first quarter of 2004, Mr. Frederico received a bonus of $1,000,000 relating to 2003 and a bonus of $250,000 relating to the first quarter of 2004.
(7)	Upon the completion of the initial public offering of Assured Guaranty, all of Mr. Frederico’s unvested options will vest and Mr. Frederico will have 90 days to exercise his outstanding options, after which time his options will expire. Any unvested shares of restricted stock which Mr. Frederico owns on the completion of such stock offering will be forfeited.
(8)	Includes $50,000 of salary from Kramer Capital Corporation in 2002 and $100,000 of salary from Kramer Capital Corporation in each of 2001 and 2000. The Company retained Kramer Capital Corporation, of which Mr. Kramer was a part-time employee, for consulting services. The consulting arrangement has since been terminated.

2003 Restricted Stock Awards

The following table sets forth information concerning restricted stock

Name	Restricted Stock Awards (1)
Brian Duperreault	$1,792,050
Evan G. Greenberg	$1,516,350
Dominic J. Frederico	$1,516,350	(2)
Philip Bancroft	$689,250
Donald Kramer	$482,475

(1)	The value of the restricted shares awarded to the individuals in February 2003 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 27, 2003, on which date the closing price for Ordinary Shares on the NYSE awards was $27.57. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

Name	Number of Restricted Ordinary Shares
Brian Duperreault	65,000
Evan G. Greenberg	55,000
Dominic J. Frederico	55,000
Philip Bancroft	25,000
Donald Kramer	17,500
With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in February 2003, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards.
(2)	Upon the completion of the initial public offering of Assured Guaranty, all of Mr. Frederico’s unvested shares of restricted stock will be forfeited.

2003 Option Grants

The following table sets forth information concerning awards of stock options made to the Company’s CEO and to the Named Executive Officers during the year 2003.

Name	Number of Options Awarded		Percent of Total Options Awarded to Employees in February 2003	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
						5%	10%
Brian Duperreault	185,000	(1)	4.60%	27.57	February 27, 2013	$3,207,646	$8,128,804
Evan G. Greenberg	250,000	(2)	6.22%	27.57	February 27, 2013	$4,334,656	$10,984,870
Dominic J. Frederico	100,000	(1)(3)	2.49%	27.57	February 27, 2013	$1,733,862	$4,393,948
Philip Bancroft	50,000	(1)	1.24%	27.57	February 27, 2013	$866,931	$2,196,974
Donald Kramer	35,000	(1)	0.87%	27.57	February 27, 2013	$606,852	$1,537,882

(1)	Options vest one-third on the first, second and third anniversary of the grant.
(2)	100,000 options vest one-third on the first, second and third anniversary of the grant and 150,000 options vest on the fifth anniversary of the grant.
(3)	Upon the completion of the initial public offering of Assured Guaranty, all of Mr. Frederico’s unvested options will vest.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises, the number of unexercised stock options outstanding at December 31, 2003, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company’s CEO and the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Brian Duperreault	705,000	$19,040,852	1,050,000/647,000	$17,183,916/$4,176,755
Evan G. Greenberg	—	—	79,999/410,001	$334,663/$4,513,837
Dominic J. Frederico	—	—	477,500/332,550	$7,947,500/$1,525,800
Philip Bancroft	—	—	30,000/ 65,000	$89,100/$ 737,050
Donald Kramer	962,730	$25,773,994	273,337/ 75,163	$4,155,740/$ 550,455

Awards Made in 2004 Relating to the Last Fiscal Year

Awards of restricted stock and options made in February 2004 relate to compensation for the year 2003 and are therefore reported below.

2004 Restricted Stock Awards

The following table sets forth information concerning restricted stock awards in February 2004 to the CEO and the Named Executive Officers.

Name	Restricted Stock Awards (1)
Brian Duperreault	$5,227,200
Evan G. Greenberg	$2,613,600
Philip Bancroft	$1,001,880
Donald Kramer	$435,600

(1)	The value of the restricted shares awarded to the individuals in February 2004 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 25, 2004, on which date the closing price for Ordinary Shares on the NYSE was $43.56. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

Name	Number of Restricted Ordinary Shares
Brian Duperreault	120,000
Evan G. Greenberg	60,000
Philip Bancroft	23,000
Donald Kramer	10,000
With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in February 2004, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards.

2004 Option Grants

The following table sets forth information concerning awards of stock options made to the Company’s CEO and to the Named Executive Officers in February 2004.

Name	Number of Options Awarded		Percent of Total Options Awarded to Employees in February 2004	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
						5%	10%
Brian Duperreault	160,000	(1)	7.88%	$43.56	February 25, 2014	$4,383,144	$11,107,747
Evan G. Greenberg	80,000	(1)	3.94%	$43.56	February 25, 2014	$2,191,572	$5,553,874
Philip Bancroft	30,000	(1)	1.48%	$43.56	February 25, 2014	$821,839	$2,082,703
Donald Kramer	14,000	(1)	0.69%	$43.56	February 25, 2014	$383,525	$971,928

(1)	Options vest on the first, second and third anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors has responsibility for determining the compensation of the Company’s executive officers. None of the members of the Compensation Committee is an officer or employee of the Company. No officer or employee of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

Employment Agreements

The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

The Company entered into an agreement with Brian Duperreault, which provided for a base salary of $550,000 per year, subject to increase. Effective January 1, 2004 Mr. Duperreault’s annual base salary, including living allowance, is $1,030,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company’s benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault’s employment agreement, Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each as adjusted to give effect to the stock split). All of the aforementioned shares of restricted stock have vested and all of the aforementioned options have been exercised. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company’s retirement plan, the Company’s supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company’s other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company’s Board of Directors. In addition, if, following a change in control, Mr. Duperreault’s employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault’s employment.

A “change in control” under Mr. Duperreault’s employment agreement is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

Mr. Greenberg is employed by the Company pursuant to an offer letter dated October 29, 2001 that provided for an annual salary of $800,000 per year and a living allowance of $100,000 per year, with an annual discretionary bonus. Effective January 1, 2004, Mr. Greenberg’s base salary, including living allowance, is $1,000,000 per year. Mr. Greenberg was granted a sign-on long-term incentive bonus of 25,000 shares of restricted stock vesting over four years and 100,000 options vesting over three years. The offer letter also provided for customary executive benefits such as participation in the Company’s current benefit plans, a housing allowance, a car loan and allowance and a club membership.

The Company entered into an agreement with Dominic J. Frederico, which provided for a base salary of $320,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company’s benefit plans. Mr. Frederico’s current annual base salary with the Company, including living allowance, is $975,000. Pursuant to his agreement, Mr. Frederico was awarded options to purchase 30,000 Ordinary Shares at $7.625 per Ordinary Share (as adjusted to give effect to the stock split). These options have become exercisable and expire on January 9, 2005. During the 2001 fiscal year, Mr. Frederico exercised 10,000 of these options. The agreement also provides Mr. Frederico with customary executive benefits, including participation in the Company’s retirement plan, the Company’s supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company’s other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company. Upon termination without cause, Mr. Frederico’s salary and benefits are agreed to continue for 24 months and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Frederico has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 12 months following his termination of employment with the Company that would compete with the business of the Company. In the event of a change in control, all stock based awards in which Mr. Frederico has not yet vested shall become fully vested, except to the extent that such vesting would be inconsistent with the terms of the relevant plan. In addition, Mr. Frederico may resign for “good reason” following a change in control and receive the same salary continuation, bonus eligibility and benefits as if he were terminated without cause.

Mr. Frederico will resign as an officer and employee of the Company, upon the completion of Assured Guaranty’s initial public offering, at which point he will no longer be paid any salary or bonus by the Company. The Company and Mr. Frederico have agreed that all of Mr. Frederico’s options will vest upon the completion of the offering. Mr. Frederico will have 90 days following the completion of the offering occurring during which he may exercise his options, after which they will expire. Any shares of restricted stock held by Mr. Frederico which have not vested by the time of the completion of this public offering will be forfeited. It is anticipated that 64,500 shares of unvested restricted stock will be so forfeited. In addition, as discussed in “Certain Business Relationships,” Mr. Federico’s housing loans will be forgiven upon completion of this initial public offering.

Mr. Bancroft is employed by the Company pursuant to an offer letter dated November 2, 2001 that provided for an annual salary of $600,000 per year, with an annual discretionary bonus. Effective January 1, 2004, Mr. Bancroft’s base salary is $650,000 per year. Mr. Bancroft was granted a sign-on long-term incentive bonus of 15,000 shares of restricted stock vesting over four years and 45,000 options vesting over three years. The offer letter also provided for customary executive benefits such as participation in the Company’s current benefit plans, a housing allowance, a car loan and allowance and a club membership. In addition, the Company has entered into a severance agreement with Mr. Bancroft which provides severance benefits to Mr. Bancroft in the event that (i) the Company involuntarily terminates Mr. Bancroft’s employment for other than cause, death or disability, (ii) Mr. Bancroft resigns voluntary due to a significant reduction in his responsibilities, compensation or a Company required relocation, (iii) a change in control occurs and Mr. Bancroft’s employment is involuntarily or voluntarily terminated as described above within 6 months prior or 24 months after the change in control, or (iv) Mr. Bancroft’s employment is involuntarily or voluntarily terminated as described above during a threatened change in control. Under these circumstances, Mr. Bancroft will be entitled to receive his current salary, and to participate in Company benefit plans, for 24 months. Restricted stock and options held by Mr. Bancroft at the time of such termination will continue to vest in accordance with the vesting schedule of the plan under which the award was made for 24 months following termination of employment, unless Mr. Bancroft commences new employment prior to the end of the 24 month period, in which case continued vesting shall cease on the date of his new employment. If tax counsel determines that the benefits under the severance agreement are excess parachute payments under the Internal Revenue Code generating excise tax liability, in some circumstances the benefits payable to Mr. Bancroft under the severance agreement will be reduced. Mr. Bancroft has agreed that while he is employed at the Company and for two years following his termination of employment, he will not attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company. If he breaches this agreement, the compensation and benefits to him shall cease.

A “change in control” under Mr. Frederico’s and Mr. Bancroft’s employment agreements is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the outstanding shares of the Company or 50% or more of the voting securities of the Company; (ii) the shareholders of the Company approve (and governmental consent is obtained, if necessary, for) a reorganization, merger, consolidation, compete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (unless the shareholders immediately prior to such transaction continue to represent at least 50% of the outstanding common stock of the Company or the surviving entity or parent or affiliate immediately after such transaction); or (iii) a majority of the Board consists of persons other than directors in office on the effective date of the agreement (such directors being the Incumbent Board); provided that any person becoming a director after the effective date of the agreement whose election or nomination was approved by at least a majority of the Incumbent Board shall be considered to be part of the Incumbent Board. A resignation with “good reason” under these employment agreements means a resignation due to: (i) a significant reduction of the employee’s responsibilities, title or status resulting from a formal change in such title or status or from the assignment to the employee of any duties inconsistent with his title, duties or responsibilities; or (ii) a reduction in the employee’s compensation or benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-management directors. The Committee has responsibility for developing and implementing the Company’s compensation policy for senior management, and for determining the compensation for the executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company’s shareholders.

The Company’s compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with property and casualty insurers, specialty insurers, and financial companies worldwide, although primarily with companies based in North America and Europe. The Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result, while at the same time implementing integrated compensation principles for its employees worldwide.

In creating compensation packages based on 2003 performance, the Committee considered the Company’s record high revenues, cash flow, book value and net income for 2003. The Committee also took into account the significant appreciation in the Company’s stock price in 2003, as well as growth in the Company’s earning power over the last three years. In addition, the Committee took into account favorable comparisons to industry results.

Each executive’s total compensation is generally comprised of three components: salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer’s total compensation is generally based upon the level of the officer’s position, with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation (i.e., variable compensation), and a lesser percentage in the form of salary (i.e., fixed compensation).

The Committee reviews salary and incentive compensation awards annually for competitiveness. The Committee determines compensation by reference to compensation levels for comparable positions at comparable companies based in the United States and Bermuda, as well as performance. The Committee targets salary to be positioned at the median of this peer group and combined short-term and long-term incentive compensation—i.e. salary plus short-term and long-term incentives – to approximate the 75th percent of this peer group. Actual salary may be above or below such targets based on individual evaluations. Incentive compensation may be above or below such targets based on individual performance, including each executive’s contribution to the advancement of long-term corporate goals, and corporate performance during the prior fiscal year, including the Company’s competitive position.

In order to make compensation packages more readily understandable, the Committee now includes living allowances as part of base salary. The principal exception to this policy is the maintenance of a housing allowance for selected senior executives in Bermuda to remain competitive in a very tight market.

The Company’s Chief Executive Officer makes recommendations for the compensation of each senior executive officer, other than himself. The Committee reviews these recommendations and the relevant data and then approves or disapproves, as appropriate, the compensation package for each senior executive. The Committee meets separately to discuss the compensation of the Company’s Chief Executive Officer.

The Company hired Mercer Human Resources Consulting, an independent consulting firm which is a subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee by accumulating compensation data from a peer group of companies that the Company considers comparable to it. In addition, the Committee directly retained Frederic W. Cook & Co., Inc., also an independent consulting firm, to assist it with respect to the compensation of the Chief Executive Officer and other executive officers and advise the Committee regarding executive compensation practices in general.

The Committee uses cash bonuses as an annual incentive compensation tool. The bonus component of annual compensation provides a timely link between recent Company performance and compensation. The bonus system allows the Committee to adjust annual compensation to reflect the Company’s financial performance as well as the performance of individual executives.

The Company has established long-term incentive plans which use equity awards to create incentives for employees to enhance the long-term value of the Company and its competitive position. A key goal of the long-term incentive plans is to increase officer ownership of Company shares, thereby aligning executives’ interests with long-term shareholder interests by making equity an important component of compensation packages. The Company has established stock ownership guidelines for its officers. Equity awards under the Company’s long-term incentive plans provide a mechanism to help Company officers achieve the targeted ownership levels.

While the Company’s long-term incentive plans provide for a range of types of awards, the Committee has generally made awards in the form of stock options and/or restricted stock. The Committee believes that restricted stock awards, particularly those with delayed vesting, are crucial in helping to retain high caliber executives in an increasingly competitive labor market and generally has increased the percentage of long-term compensation represented by restricted stock with respect to 2003 compensation. By providing an immediate equity stake in the Company upon the date of the grant, restricted stock enables the Company to provide incentives to achieve its long-term incentive goals using a smaller number of shares than are needed to provide similar value to its employees through options. The Committee has continued to make options a part of the Company’s long-term compensation package because the Company believes that options are a valuable incentive tool, providing compensation only if stock price increases. However, the Committee has shifted the pay mix of employees, including senior executives, to place greater weight on restricted shares and less on stock options to better align their interests with those of the shareholders and reduce future dilution as well in comparison to conventional stock options.

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as “performance based compensation.” Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. The limit has no direct application to the Company, because the Company is not subject to U.S. income taxes. However, if a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary’s deduction will be subject to this limit. The Committee believes performance based compensation is an important tool to provide incentive to senior executives, matching their compensation levels to Company performance. Accordingly, performance based compensation comprises a significant portion of the compensation package for senior executives. This also has the effect of preserving the deduction for any subsidiary that might otherwise be affected by the $1 million limit.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

In determining Mr. Duperreault’s and Mr. Greenberg’s annual and long-term incentive awards and adjustment to salary, the Committee reviewed, among other things, data gathered by Mercer Human Resources Consulting on the compensation of the Company’s peer group and the Company’s financial performance relative to those companies and received guidance from Frederick W. Cook & Inc. In particular, this year the Committee took into account the Company’s operational strengths and record financial results, as well as Mr. Duperreault’s contribution to the Company’s succession planning.

The Committee believes that Mr. Duperreault’s leadership as Chairman and Chief Executive Officer since 1994 has enhanced the Company’s long-term financial strength and that he will continue to make significant contributions to the Company as Chairman. The Committee believes that Mr. Greenberg, as President and Chief Operating Officer, also made important contributions to the Company’s long-term financial strength and that, as Chief Executive Officer, he will play a critical role in the Company’s future earning power. The Committee therefore felt it was appropriate to award long-term compensation to both Mr. Duperreault and Mr. Greenberg at the higher end of the range of prior year comparable compensation based on data provided by the Company’s compensation consultants.

The Committee granted equity awards to maintain its policy of making long-term equity compensation a significant percentage of their respective total compensation package. These awards are intended to provide appropriate incentive to retain these key executives’ services, compensating them to the extent the Company’s performance improves. The awards reflect the Company’s shift to increase use of restricted stock as opposed to options.

The Committee awarded Mr. Duperreault 120,000 shares of restricted stock in February 2004, as compensation for 2003, compared to 65,000 shares of restricted stock as compensation for the previous year. In addition, the Committee awarded Mr. Duperreault 160,000 options in February 2004, as compensation for 2003, compared to 185,000 options in the previous year.

The Committee awarded Mr. Greenberg 60,000 shares of restricted stock in February 2004, as compensation for 2003, compared to 55,000 shares of restricted stock for the previous year. The Committee also awarded Mr. Greenberg 80,000 options in February 2004, as compensation for 2003. This amount of options is smaller than the number of options awarded to Mr. Greenberg on February 2003, when the Committee had awarded Mr. Greenberg 100,000 options vesting over three years as part of his regular compensation package, plus 150,000 options that vest in five years which were designed to provide a significant financial incentive to Mr. Greenberg to remain with the Company. Because Mr. Greenberg’s value to the Company is increasing as a result of his becoming Chief Executive Officer, the Committee is considering granting him an additional special award, on his succession to chief executive officer, of options that vest in five years to further increase his financial incentive to remain with the Company, solidifying the Company’s succession plans.

The Committee has maintained Mr. Duperreault’s annual salary at $1,030,000 for the 2004 fiscal year, which was his salary for the 2003 fiscal year, reflecting the fact that he will continue to work for the Company full time in his capacity as Chairman following the annual general meeting. The Committee raised Mr. Greenberg’s annual salary to $1,000,000 for the 2004 fiscal year from $975,000 for the 2003 fiscal year in recognition of his new responsibilities as Chief Executive Officer of the Company following the annual general meeting.

The Committee believes that providing variable compensation in the form of bonuses is an important tool to reward an individual based on performance on a year-to-year basis, while providing an attractive compensation package designed to encourage retention of a valuable employee. The Committee awarded a $4,000,000 bonus to Mr. Duperreault, compared to $1,200,000 in the previous year to reward his excellent performance and to place him at the higher range of peer group compensation. The Committee granted a $2,000,000 bonus to Mr. Greenberg, compared to $1,200,000 in the previous year, in recognition of his contributions to the Company’s successful year.

The foregoing report has been approved by all members of the Committee.

Bruce L. Crockett, Chairman

Robert M. Hernandez

John A. Krol

Thomas J. Neff

Dermot F. Smurfit

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of the New York Stock Exchange listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards, and an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is attached as Exhibit A to this year’s Proxy Statement and is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”).

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent auditors audit the Company’s year-end financial statements and review interim financial statements. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent auditors and other advisors.

The Audit Committee held eight meetings in 2003. In addition, the Audit Committee had telephonic conference calls, including four calls with management and the Company’s independent auditors at which the Company’s quarterly financial statements were reviewed in advance of their public release. At four of its meetings, the Audit Committee met with management, the internal auditors, the Company’s independent auditors, internal and external actuaries, General Counsel and the Enterprise Risk Officer to review, among other matters, the overall scope and plans for the internal and independent audits, and the results of such audits; critical accounting estimates and policies; the Company’s loss reserves; compliance with the Company’s conflict of interest, ethics and code of conduct policies and risk accumulation information. Also at four of the Audit Committee meetings the Audit Committee met in executive session (i.e., without management present) with representatives of the Company’s independent auditor and also with the Company’s Chief Internal Audit Officer, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Enterprise Risk Officer. Specific meetings, or portions thereof, were set aside for ongoing training of Audit Committee members.

In 2003, the Committee also reviewed the Company’s program to ensure compliance with the new requirements of Sarbanes-Oxley and its internal controls over financial reporting and received regular reports from the Company’s newly appointed Chief Compliance Officer and external consultants in this regard. In 2003, the Company contracted with Ernst & Young LLP (“E&Y”) to assist in implementing the documentation and remediation provisions of Sarbanes-Oxley and incurred professional fees of approximately $750,000. E&Y are not the Company’s auditors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2003 audited consolidated financial statements with management and with the Company’s independent auditors.

The Audit Committee has also discussed with PwC all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61 (“Communication with Audit Committees”). These discussions included (a) the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting,

(b) methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, of which there were none, the basis for management’s accounting estimates, and disclosures in the financial statements. The Audit Committee also reviewed all other material written communications between PwC and management.

The Audit Committee has also discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the communication required by Independence Standard’s Board Standard No. 1 (“Independence Discussions with Audit Committees”).

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2003 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

Members of the 2003 Audit Committee:

Robert W. Staley, Chairman

Michael G. Atieh

Peter Menikoff

Robert Ripp

Gary M. Stuart

PERFORMANCE GRAPH

Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company’s Ordinary Shares from September 30, 1998 through December 31, 2003 as compared to the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Standard & Poor’s Property-Casualty Insurance Index. The chart depicts the value on September 30, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 of a $100 investment made on September 30, 1998, with all dividends reinvested.

APPROVAL OF ACE LIMITED 2004 LONG-TERM INCENTIVE PLAN

(Item B on Proxy Card)

A proposal will be presented at the Annual Stockholders Meeting to approve the ACE Limited 2004 Long-Term Incentive Plan (the “Plan”). The Plan was approved by the Board of Directors February 25, 2004, subject to stockholder approval. A summary of the material provisions of the Plan is set forth below. A copy of the Plan is set forth in Exhibit C.

The Plan will become effective February 25, 2004 (the “Effective Date”) immediately upon approval by the stockholders and, if approved, will continue in effect until terminated by the Board; provided, however, that no awards may be granted under the Plan after the ten-year anniversary of the Effective Date. However, any awards that are outstanding after Plan termination shall remain subject to the terms of the Plan. If the Plan is approved by stockholders, the ACE Limited 1995 Long-Term Incentive Plan, the ACE Limited 1995 Outside Directors Plan, the ACE Limited 1998 Long-Term Incentive Plan, and the ACE Limited 1999 Replacement Long-Term Incentive Plan (the “Prior Plans”) will be discontinued except as to outstanding awards.

Purpose

The Plan has been established by the Company to

•	attract and retain persons eligible to participate in the Plan;

•	motivate eligible individuals to whom awards under the Plan will be granted (“Participants”), by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other similar companies; and

•	further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s ordinary shares of stock.

The Plan promotes the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

The Company has proposed the Plan at this time because it believes in the merits of linking executives’ overall compensation opportunities to the enhancement of long-term stockholder return. The Company uses equity-based compensation, such as options and other Company ordinary shares (“Stock”) related awards, as key elements of its executives’ compensation packages. Because the Company believes it is important for the employees and directors of the Company and its subsidiaries to have an equity interest in the Company, and to be eligible to receive cash incentive awards, the Board of Directors has approved the Plan, and is recommending it to stockholders for approval. The Company has previously established a set of guidelines aimed at increasing officer Stock ownership. Adoption of the Plan will help achieve this goal and is necessary in order for the Company to continue making equity awards to employees and directors at competitive levels.

To achieve these objectives, the Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARs”), full value awards and cash incentive awards.

General

The Plan provides that it is administered by a committee (the “Committee”) of two or more members of the Board of Directors of the Company who are selected by the Board. The Committee selects from the Participants (who can be employees of the Company or any of its subsidiaries or consultants, directors or other persons providing services to the Company or any of its subsidiaries), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The

Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. The Committee’s functions will be performed by the Compensation Committee. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

The maximum number of shares that may be delivered to Participants and their beneficiaries under the Plan shall equal the sum of (i) 15,000,000 shares of Stock; plus (ii) shares of Stock that are represented by awards granted under the Prior Plans that are forfeited, expire or are canceled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan. Any shares covered by an award that are not delivered on an unrestricted basis (for example, because the award is forfeited, canceled, settled in cash, or used to satisfy the applicable tax withholding obligation) shall not be deemed to have been delivered for this purpose. If the exercise price of any option granted under the Plan or any Prior Plan, or the tax withholding obligation with respect to any award granted under the Plan or any Prior Plan, is satisfied by tendering shares of Stock to the Company, only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the number of shares of Stock available for delivery under the Plan. The maximum number of shares of stock that may be delivered to Participants and their beneficiaries under the plan as full value awards may not exceed 10,000,000 shares of Stock.

The following additional limits apply to awards under the Plan:

•	no more than 15,000,000 shares of Stock for incentive stock options may be delivered to Participants and their beneficiaries under the Plan;

•	the maximum number of shares of Stock that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 1,000,000 shares;

•	for full value awards that are intended to be performance-based compensation (as described below) no more than 500,000 shares of Stock may be delivered pursuant to awards granted to any participant during any one calendar year; and

•	the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant with respect to any performance period shall equal $500,000 multiplied by the number of calendar months included in the performance period.

The shares of Stock with respect to which awards may be made under the Plan shall be:

•	shares currently authorized but unissued;

•	to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or

•	shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company).

The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company). At the discretion of the Committee, an award under the Plan may be settled in cash rather than Stock. The closing price with respect to the Stock on the NYSE on April 8, 2004 was $45.00 per share.

The Committee may use shares of Stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include:

•	adjustment of the number and kind of shares which may be delivered under the Plan;

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding options and SARs; and

•	any other adjustments that the Committee determines to be equitable, which may include, without limitation:

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and

•	cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Stock subject to the option at the time of the transaction over the exercise price.

Except as otherwise provided by the Committee, awards under the Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.

Eligibility

All employees and directors of the Company or its subsidiaries, as well as consultants and other persons providing services to the Company or its subsidiaries, are eligible to become Participants in the Plan, except that non-employees may not be granted incentive stock options. As of February 29, 2004, the Company and its subsidiaries had approximately 8,400 employees. The specific employees who initially will be granted awards under the Plan and the type and amount of any such awards will be determined by the Committee.

Options

The Committee may grant an incentive stock option or non-qualified stock option to purchase the Stock at an exercise price determined under the option. Except as described below, the exercise price for an option shall not be less than the fair market value of the Stock at the time the option is granted. However, the Committee may establish an exercise price that varies based on the Stock price of a comparable group of companies or such other index as is selected by the Committee, except a variable price will not be used if the option is intended to be performance-based compensation or an incentive stock option and such use would preclude such treatment. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company’s stockholders or as adjusted for corporate transactions described above. In addition, the Committee may grant options with an exercise price less than the fair market value of the ordinary shares at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced.

The option shall be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Stock purchased upon the exercise of any option shall be paid at the time of exercise of an option. Except as otherwise determined by the Committee, the purchase price of an option shall be payable in cash, in Stock (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights

An SAR entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR shall not be less than the fair market value of the Stock at the time the SAR is granted or, if less, the exercise price of the tandem option. The Committee may establish an exercise price that varies based on the Stock price of a comparator group of companies or such other index as is selected by the Committee, except a variable price will not be used if the SAR is intended to be performance-based compensation and such use would preclude such treatment. In addition, the Committee may grant SARs with an exercise price less than the fair market value of the ordinary shares at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant an SAR independent of any option grant and may grant and option and SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price. The SAR shall be exercisable in accordance with the terms established by the Committee. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Stock acquired pursuant to the exercise of an SAR as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards

The following types of “full value awards” may be granted, as determined by the Committee:

•	the Committee may grant shares of Stock that may be in return for previously performed services, or in return for the Participant surrendering other compensation that may be due;

•	the Committee may grant shares of Stock that are contingent on the achievement of performance or other objectives during a specified period; and

•	the Committee may grant shares of stock subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant, or the achievement of performance or other objectives.

Any such awards shall be subject to such conditions, restrictions and contingencies as the Committee determines. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with the Company or the subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

Cash Incentive Awards

The Committee may grant cash incentive awards (including the right to receive payment of cash or stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

$1 Million Limit

A U.S. income tax deduction for the Company will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The performance measures that may be used for such awards shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures as selected by the Committee: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

Change In Control

The Plan provides that the occurrence of a change in control shall have such effect, if any, with respect to an award, as provided by the Committee. For the purposes of a Plan, a “change in control” is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the effective date of the Plan; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

Amendment And Termination

The Plan may be amended or terminated at any time by the Board, and the Board or the Committee may amend any award granted under the Plan, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board may not amend the provision of the Plan related to repricing without approval of stockholders. The Plan will remain in effect as long as any awards remain outstanding, but no new awards may be granted after the ten-year anniversary of the Effective Date.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards under the Plan based on current U.S. income taxation with respect to Participants who are subject to U.S. income tax.

Non-Qualified Options. The grant of a non-qualified option will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Ordinary Shares acquired over the exercise price for those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such Ordinary Shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the Participant. The exercise of an incentive stock option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the Ordinary Shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the Participant will have a basis in those shares equal to the fair market value of the Ordinary Shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the Participant, then, upon disposition of such Ordinary Shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the Ordinary Shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of Ordinary Shares received will be taxable to the Participant as ordinary income. Gains and losses realized by the Participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards. A Participant who has been granted a full value award will not realize taxable income at the time of grant, provided that that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of Ordinary Shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the Participant.

Withholding Of Taxes. The Company may withhold amounts from Participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, Participants may have Ordinary Shares withheld from awards or may tender previously owned Ordinary Shares to the Company to satisfy tax withholding requirements. The Ordinary Shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Tax Deduction. The Company is not subject to U.S. income taxes. However, if an award is granted to a Participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary will be entitled to a deduction equal to the amount of income includible in the Participant’s income.

A U.S. income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. If a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary’s deduction will be subject to this limit. To preserve the deduction for the subsidiary, the Company has designed the Plan to enable awards thereunder to constitute “performance-based compensation” and not be counted toward the $1 million limit.

Change In Control. Any acceleration of the vesting or payment of awards under the Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and preclude deduction by a subsidiary.

Tax Advice. The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the Plan. The Company suggests that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Security Ownership of Certain Beneficial Owners and Management

The following table presents securities authorized for issuance under equity compensation plans at December 31, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders (2)	17,961,915	$31.32	8,496,168

Equity compensation plans not approved by security holders (3)	429,221	$16.42	1,998,385

Total	18,391,136	$30.98	10,494,553

1.	These totals include securities available for future issuance under the following plans which provide for issuances other than upon the exercise of options:

(a)	ACE Limited 1998 Long-Term Incentive Plan. A total of 21,252,007 shares are authorized to be issued pursuant to awards made as options, stock appreciation rights, stock units, performance shares, performance units, restricted stock and restricted stock units; the number of shares available for awards other than options and stock appreciation rights is 3,232,485 shares, of which 375,841 shares are remaining for issuance. As of December 31, 2003, a total of 3,333,876 shares remain available for future issuance under this plan.

(b)	ACE Limited 1995 Long-Term Incentive Plan. Shares are authorized to be issued in an amount determined by a formula described in footnote (2) below pursuant to awards to be made as options, stock appreciation rights and restricted stock. This plan also permits establishment of a program permitting the purchase of Company stock at a discount. As of December 31, 2003, 3,573,004 shares remain available for future issuance under this plan.

(c)	ACE Limited 1999 Replacement Stock Plan. A total of 4,770,555 shares are authorized to be issued pursuant to awards to be made as options, stock appreciation rights, stock units, performance shares, performance units, restricted stock and restricted stock units. As of December 31, 2003, 1,998,385 shares remain available for future issuance under this plan.

(d)	ACE Limited 1995 Outside Directors Plan. Shares are authorized to be issued in an amount determined by a formula described in footnote (2) below pursuant to awards made as options, restricted stock and unrestricted stock. As of December 31, 2003, 1,047,375 shares remain available for future issuance under this plan.

(e)	Employee Stock Purchase Plan. A total of 1,500,000 shares are authorized for purchase at a discount. As of December 31, 2003, 541,913 shares remain available for future issuance under this plan.

2.	This plan category includes shares issuable pursuant to the following plans that authorize shares based on a formula:

(a)	ACE Limited 1995 Long-Term Incentive Plan. The total number of shares available for awards under this plan in any fiscal year is 5 percent of the adjusted average of the outstanding Ordinary Shares of the Company, as that number is determined by the Company, to calculate fully diluted earnings per share for the preceding fiscal year, reduced by any shares of stock granted pursuant to awards under this plan and any shares of stock subject to any outstanding award under this plan.

(b)	ACE Limited 1995 Outside Directors Plan. The total number of shares available for awards under this plan in any fiscal year is 0.5 percent of the adjusted average of the outstanding Ordinary Shares of the Company, as that number is determined by the Company, to calculate fully diluted earnings per share for the preceding fiscal year, reduced by any shares of stock granted pursuant to awards under the plan and any shares of stock subject to any outstanding award under the plan.

3.	This plan category consists of the following plans:

(a)	ACE Limited 1999 Replacement Stock Plan. This plan authorized awards to persons employed by the Company in conjunction with the Company’s Capital Re Corporation acquisition as replacement for Capital Re Corporation awards. A total of 429,221 options with a weighted average exercise price of $16.42 are outstanding as replacement awards under this plan. This plan also permits awards to employees or other persons providing services to the Company or its subsidiaries. A total of 50,900 options with a weighted average exercise price of $36.30 are outstanding as new awards made to employees of the Company or its subsidiaries under this plan.

(b)	The Option and Restricted Share Agreement and Plan. This is an agreement dated October 4, 1994, between the Company and Brian Duperreault that was entered into in conjunction with Mr. Duperreault’s employment agreement when he was first hired by the Company. Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each was adjusted to give effect to the stock split). All of the aforementioned shares of restricted stock have vested and all of the aforementioned options are now exercisable. During the 1998 fiscal year Mr. Duperreault exercised the aforementioned options with respect to 195,000 Ordinary Shares. The remaining 705,000 options were exercised during the 2003 fiscal year.

See Note 12 to the Consolidated Financial Statements for further information regarding these plans.

THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE ACE LIMITED 2004 LONG-TERM INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors is approved annually by the Board of Directors and ratified by the Company’s shareholders. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee and Board of Directors have authorized the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004. The Company has had a working association with PricewaterhouseCoopers LLP (and its predecessor Coopers & Lybrand LLP) since 1985; PricewaterhouseCoopers LLP (and its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PricewaterhouseCoopers LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP (PwC) for the audit of the Company’s annual consolidated financial statements for 2003 and 2002, and fees for other services rendered by PwC for fiscal years 2003 and 2002:

	2003	2002
	(in thousands)
Audit fees (1)	$8,994	$8,004

Audit-related fees (2)	5,533	207

Tax (3)	1,061	921

All other fees (4)	$248	$11,514

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to ACE in connection with these services of $780 for 2003 and $699 for 2002.

(1)	Audit fees for the years ended December 31, 2003 and 2002 were for professional services rendered in connection with: the audits of the consolidated financial statements of the Company; the statutory and GAAP audits of various subsidiaries; and, comfort letters issued in connection with registration statements filed by the Company.
(2)	Audit-related fees for the years ended December 31, 2003 and 2002 were for professional services rendered in connection with audits of employee benefit plans ($136 and $51, respectively), review procedures in connection with the executive compensation disclosure in this proxy statement ($40 in 2003), audit. and other services in connection with the planned public offering of Assured Guaranty ($1,513 in 2003), due diligence reviews ($156 in 2002) and services performed in connection with Sarbanes-Oxley implementation, other than remediation, ($3,844 in 2003).
(3)	Tax fees for the years ended December 31, 2003 and 2002 were for professional services rendered in connection with tax compliance, tax planning and tax advice.
(4)	All other fees for the years ended December 31, 2003 and 2002 were for professional services and expenses rendered in connection with financial reporting systems implementation and design ($11,333 in 2002); regulatory compliance services in the U.S. and Canada ($161 in 2003); and financial planning for executives ($38 and $181, respectively) and information technology security penetration testing ($49 in 2003). Of the $11,333 billed for financial reporting systems in 2002, $10,837 was billed by PricewaterhouseCoopers Consulting which was sold by PwC as of September 30, 2002.

Pre-Approval Policy of Audit and Non-Audit Services

The audit committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor PwC. The Audit Committee annually reviews at its November meeting the audit and non-audit services and budgeted fees for the next fiscal year. The Audit committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year to the Committee for approval. The Committee will pre-approve the budgeted amount of fees within each of the categories and requires management and the auditor to report actual fees versus the budget periodically throughout the year by category of service. The provision of any significant additional audit fees in excess of the budgeted amount and/or any excess related to non-audit fees over the budgeted amount must be pre-approved by either the audit committee chairman or the entire audit committee. All of the fees described above for 2003 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 20, 2004 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company’s 2005 Annual General Meeting proxy statement and form of proxy.

The Company’s Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder’s intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company no later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2005 Annual General Meeting, such written notice must be received on or prior to March 28, 2005. The notice must meet the requirements set forth in the Company’s Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $8,000, plus out-of-pocket expenses.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Brian Duperreault

Chairman and Chief Executive Officer

EXHIBIT A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.  Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.  Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.  Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the

A-1

Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.[1]

6.	The three-year period referred to in paragraphs III.1 through III.5 above will be applied consistent with the New York Stock Exchange’s transition rules, which permit a one-year look-back period until November 4, 2004. Accordingly, until November 4, 2004, a one-year period, rather than a three year period, shall apply to the determination of independence and the application of paragraphs III.1 through III.5 above.

7.	Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV.  Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

(1)	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provisions for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

A-2

EXHIBIT B

ACE LIMITED

AUDIT COMMITTEE CHARTER

FEBRUARY 2004

1.  PURPOSE OF THE AUDIT COMMITTEE

(a) The committee was established by the Board to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, the Company’s compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent auditors.

(b) The committee shall prepare the report required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(c) The Company’s independent auditors shall have ultimate accountability to the committee and the Board.

2.  AUTHORITY OF THE AUDIT COMMITTEE

(a) The committee shall have the sole authority to appoint, subject to ratification by the Company’s shareholders, or nominate, subject to approval by the Company’s shareholders, and dismiss the Company’s independent auditors. The committee shall consult with the Board regarding any such decision.

(b) The committee shall have the sole authority to approve audit engagement fees and terms as well as any significant non-audit relationship with the Company’s independent auditors.

(c) The Company’s chief internal audit officer and vice president—enterprise risk shall have reporting authority to the committee.

(d) The committee shall have the authority to retain special legal, accounting or other consultants to advise and assist the committee.

(e) The committee may request any other director, officer or employee of the Company or the Company’s outside counsel, independent auditor or outside actuaries to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(f) The committee may form and delegate authority to subcommittees when appropriate.

(g) The committee shall receive appropriate funding, as determined by the committee, from the Company for payment of (i) compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any special legal, accounting or other consultants employed by the committee and (iii) ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

3.  AUDIT COMMITTEE COMPOSITION

(a) The committee shall consist of at least three directors, including a chairman, each selected from the Board, upon the recommendation of the Nominating & Governance Committee. Any committee member may be removed upon the recommendation of the Nominating & Governance Committee. Members of the committee shall disclose to the Board whether or not they are members of the audit committee of any other public companies. If a member of the committee simultaneously serves on the audit committees of more than three public companies, the Board shall determine if such simultaneous service would impair the ability of such prospective member to effectively serve on the committee.

(b) Director’s fees (including equity-based awards), including fees for serving on committees of the Board, shall be the only compensation members of the committee may receive directly or indirectly from or on behalf of the Company.

(c) Each member of the committee shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange and the Securities and Exchange Commission, as such requirements are interpreted by the Board in its business judgment.

(d) Each member of the committee shall have such level of experience and expertise in accounting, financial and related matters, as determined by the Board in its business judgment, as shall enable him or her to effectively fulfill his or her duties as a member of the committee and to comply with applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules, in each case as such rules are interpreted by the Board in its business judgment. At least one member of the committee shall have the attributes of an “audit committee financial expert” (as defined by the U.S. Securities and Exchange Commission) as determined by the Board.

(e) The Company shall provide appropriate orientation for new members of the committee, and ongoing continuing education programs for existing members, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance. Members of the committee are encouraged, but not required, to periodically pursue or obtain, at the Company’s expense, appropriate programs, sessions or materials as to the responsibilities of members of audit committees of publicly-traded companies.

4.  DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

(a) General

(i) The committee shall meet at such intervals as it determines, but not less frequently than quarterly.

(ii) If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

(iii) Meet regularly with the chief executive officer, the chief financial officer, the general counsel, the chief internal audit officer and the independent auditors in separate executive sessions.

(iv) Perform other oversight functions as requested by the full Board.

(v) Review policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(b) Internal Controls and Internal Audit

(i) Review the adequacy of the Company’s internal control structure.

(ii) Review the proposed activities, organizational structure and qualifications of the internal audit function.

(iii) Review the appointment and replacement of the chief internal audit officer.

(iv) Receive and review a report from the chief internal audit officer on the results of internal audits and follow-up on completed internal audits.

(v) Review any proposed public disclosures regarding an assessment or evaluation of the Company’s internal controls and procedures for financial reporting every quarter.

(c) Independent Audit and Independent Auditors

(i) Appoint, subject to ratification by the Company’s shareholders, and terminate the Company’s independent auditors. The committee shall consult with the Company’s Board regarding any such decision.

(ii) Review and approve the independent auditors’ proposed audit scope, approach, staffing and fees.

(iii) Pre-approve all audit and, unless applicable law permits otherwise, permitted non-audit services to be performed by the independent auditors subject to such procedures as may be established by the committee.

(iv) At least annually, obtain and review a report by the Company’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(v) Receive on a periodic basis, not less frequently than annually, from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, including each non-audit service provided to the Company.

(vi) Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

(vii) Evaluate together with the Board the qualifications, performance and independence of the independent auditors, including the lead engagement partner, and, if required by applicable law or regulation, or otherwise so determined by the committee, replace the independent auditors or lead engagement partner or the partner responsible for reviewing the audit.

(viii) Take appropriate action, including recommending that the Board take appropriate action, as necessary, in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

(ix) Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

(x) Receive and review with management any management letter provided by the independent auditors and the Company’s response to that letter; review with the independent auditors any problems or difficulties the auditors may have encountered and any disagreements with management.

(xi) Review and approve hiring policies for employees or former employees of the independent auditors.

(d) Loss Reserves

(i) Receive and review periodically, but not less than annually, a report of the Company’s chief actuary on the Company’s loss and loss expense reserves, including any reports of outside actuaries.

(e) Financial Statement Review

(i) Review and discuss with management and the independent auditors, the Company’s annual audited financial statements and Management’s Discussion and Analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(ii) Review and discuss with management and the independent auditors, the Company’s quarterly financial statements, Management’s Discussion and Analysis and the results of the independent auditor’s review of the quarterly financial statements.

(iii) Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(iv) Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles (which shall be communicated to the committee by the Company’s chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on the Company’s financial statements.

(v) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f) Compliance Matters

(i) Review the Company’s policies and procedures regarding compliance with the Company’s Code of Conduct.

(ii) Obtain reports from management regarding compliance with the Company’s Code of Conduct and any known or reported conflicts of interest.

(iii) Review reports and disclosures of insider and affiliated party transactions to be provided periodically, and not less often than annually, by the Company’s general counsel.

(iv) Review with the Company’s counsel legal and regulatory matters.

(v) Review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(g) Other

(i) The committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

(ii) The committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(iii) The committee shall annually review its own performance.

5.  REPORTING RESPONSIBILITIES

(a) The committee shall keep a record of its proceedings.

(b) The committee shall report to the Board.

EXHIBIT C

ACE LIMITED

2004 LONG-TERM INCENTIVE PLAN

SECTION 1

GENERAL

1.1. Purpose. The ACE Limited 2004 Long-Term Incentive Plan (the “Plan”) has been established by ACE Limited (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s ordinary shares of stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 9).

SECTION 2

OPTIONS AND SARS

2.1. Definitions.

(a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b) A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Committee, in its discretion, may establish an Exercise Price of an Option or SAR granted under this Section 2 that varies based on the stock price of a comparator group of companies or such other index as is selected by the Committee (resulting in an Exercise Price that may at times be less than the Fair Market Value of a share of Stock on the date of grant); and further provided that such variable price shall not be used if the Committee intends that the Options or SARs be Performance-Based Compensation and/or the Options be Incentive Stock Options, and the use of such variable pricing would preclude such treatment.

2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option or SAR expire later than ten years after the date of its grant.

2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b) Subject to applicable law, the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided that, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this paragraph (b) shall be limited to shares held by the Participant for not less than six months prior to the payment date.

(c) Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5. Settlement of Award. Settlement of Options and SARs is subject to subsection 5.7.

2.6. No Repricing. Except for either adjustments pursuant to paragraph 5.2(f) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower Exercise Price.

2.7. Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option. If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant.

SECTION 3

FULL VALUE AWARDS

3.1. Definition. A “Full Value” Award is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a) The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b) The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c) The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

3.2. Restrictions on Awards.

(a) The Committee may designate a Full Value Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any Full Value Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures selected by the Committee. For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m).

(b) If the right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or not related to the Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

SECTION 4

CASH INCENTIVE AWARDS

A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance or other objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. The Committee may designate a Cash Incentive Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any such Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures as selected by the Committee. For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m).

SECTION 5

OPERATION AND ADMINISTRATION

5.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 2004 annual meeting of its shareholders, the Plan shall be effective as of February 25, 2004 (the “Effective Date”); provided, however, that, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, Awards may be granted contingent on approval of the Plan by the shareholders of the Company at such annual meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

5.2. Shares and Other Amounts Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be (i) shares currently authorized but unissued; (ii) to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or (iii) shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company).

(b) Subject to the following provisions of this subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 15,000,000 shares of Stock; and (ii) any shares of Stock that are represented by awards granted under the ACE Limited 1995 Long-Term Incentive Plan, the ACE Limited 1995 Outside Directors Plan, the ACE Limited 1998 Long-Term Incentive Plan, and the ACE Limited 1999 Replacement Long-Term Incentive Plan (the “Prior Plans”) that are forfeited, expire or are canceled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan.

(c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock.

(d) Only shares of Stock, if any, actually delivered to the Participant or beneficiary on an unrestricted basis with respect to an Award shall be treated as delivered for purposes of the determination under paragraph (b) above, regardless of whether the Award is denominated in Stock or cash. Consistent with the foregoing:

(i) To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered on an unrestricted basis (including, without limitation, by reason of the Award being settled in cash or used to satisfy the applicable tax withholding obligation), such shares shall not be deemed to have been delivered for purposes of the determination under paragraph (b) above.

(ii) If the exercise price of any Option granted under the Plan or any Prior Plan, or the tax withholding obligation with respect to any Award granted under the Plan or any Prior Plan, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the number of shares of Stock available for delivery under the Plan.

(e) Subject to paragraph 5.2(f), the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 15,000,000 shares; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(ii) The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be 1,000,000 shares. For purposes of this paragraph (ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Full Value Awards) shall be 10,000,000 shares.

(iv) For Full Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 500,000 shares of Stock may be delivered pursuant to such Awards granted to any Participant during any one-calendar-year period; provided that Awards described in this paragraph (iv), that are intended to be performance-based compensation, shall be subject to the following:

(A) If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B) If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(v) For Cash Incentive Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), the maximum amount payable to any Participant with respect to an performance period shall equal $500,000 multiplied by the number of calendar months included in that performance period; provided that Awards described in this paragraph (v), that are intended to be performance-based compensation, shall be subject to the following:

(A) If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B) If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(f) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment may be the excess of value of the Stock subject to the Option at the time of the transaction over the exercise price).

5.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award.

5.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

5.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

5.8. Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

5.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13. Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14. Benefits Under Qualified Retirement Plans. Except as otherwise provided by the Committee, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under any Qualified Retirement Plan and other plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under section 401(a) of the Code.

5.15. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 6

CHANGE IN CONTROL

Subject to the provisions of paragraph 5.2(f) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

SECTION 7

COMMITTEE

7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Cayman Islands, and Bermuda, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, the Cayman Islands, and Bermuda.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Memorandum and Articles of Association, and applicable corporate law.

7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 5.2(f) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of subsection 2.6 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s shareholders.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards, and Cash Incentive Awards.

(b) Board. The term “Board” means the Board of Directors of the Company.

(c) Change in Control. The term “Change in Control” shall mean the occurrence of any one of the following events:

(i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 50% or more of the Voting Stock (as defined below) of the Company;

(ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iv) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates (as defined below) of such other company in exchange for stock of such other company).

For the purpose of this definition of “Change in Control,” (I) an “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and (II) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(d) Code. The term “Code” means the United States Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e) Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States dollars.

(f) Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

(g) Fair Market Value. Except as otherwise provided by the Committee, the “Fair Market Value” of a share of Stock as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange—Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(h) Performance Measures. The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

(i) Subsidiary. For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(j) Stock. The term “Stock” means mean ordinary shares of stock of the Company.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted for the election of each of Brian Duperreault, Robert M. Hernandez, Peter Menikoff, Robert Ripp and Dermot F. Smurfit as directors of ACE Limited to serve three-year terms to expire at the Annual General Meeting to be held in 2007, for approval of the ACE Limited 2004 Long-Term Incentive Plan and for the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of ACE Limited.

A.	Election of Directors		FOR	WITHHELD	EXCEPTIONS			FOR	AGAINST	ABSTAIN

	For Elections to Term Expiring in 2007:		☐	☐	☐	B.	Proposal to approve the ACE Limited 2004 Long-Term Incentive Plan	☐	☐	☐

	01	Brian Duperreault
	02	Robert M. Hernandez
	03	Peter Menikoff
	04	Robert Ripp and
	05	Dermot F. Smurfit.						FOR	AGAINST	ABSTAIN

						C.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of ACE Limited for the fiscal year ending December 31, 2004.	☐	☐	☐

To vote your shares for all Director nominees, mark the “For” box on Item A.

To withhold voting for all nominees, mark the “Withheld” box. If you do not wish your shares voted “For” a particular nominee, mark the “Exceptions”

box and enter the name(s) of the exception(s) in the space provided.

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please provide full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in full partnership or limited liability company name by an authorized person.

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Ù    FOLD AND DETACH HERE    Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/ace		1-800-435-6710
Mark, sign and date
Use the Internet to vote your		Use any touch-tone		your proxy card and
proxy. Have your proxy card in	OR	telephone to vote your	OR	return it in the
hand when you access the web		proxy. Have your proxy		enclosed postage-
site.		card in hand when you		paid envelope.
call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

ACE LIMITED

c/o P.O. BOX 3543

South Hackensack, NJ 07606-9243

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Brian Duperreault, Philip Bancroft and Peter Mear as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on May 27, 2004 or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù    FOLD AND DETACH HERE    Ù

You can now access your ACE Limited account online.

Access your ACE Limited shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for ACE Limited, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you will be ready to login and access your account to:

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time